EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES SECOND

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., July 19 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for the quarter and six months ended June 30, 2006 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the first six months of 2006 was $3.1 million, which represents an increase of $0.3 million or 10% over net income of $2.8 million for the first six months of 2005. The Company’s net income for the second quarter of 2006 was $1.6 million, which is an increase of $0.1 million over net income of $1.5 million for the second quarter of 2005. Diluted earnings per share were $1.01 and $0.93 for the first six months of 2006 and 2005, respectively, which represents an increase of $0.08 or 9%. Diluted earnings per share were $0.52 and $0.48 for the second quarter of 2006 and 2005, respectively. Net interest income was $8.9 million for the first six months of 2006 as compared to $8.2 million during the same period of 2005, which represents an increase of $0.7 million or 8%. Noninterest income was $2.6 million and $2.5 million for the first six months of 2006 and 2005, respectively, which represents an increase of $0.1 million. Noninterest expenses were $7.0 million and $6.5 million for the first six months of 2006 and 2005, respectively, which represents an increase of $0.5 million.

Total assets of the Company at June 30, 2006 were $491.7 million, which represents an increase of $55.2 million or 13% from total assets of $436.5 million at June 30, 2005. Total loans increased $47.4 million or 15% from $326.2 million at June 30, 2005 to $373.6 million at June 30, 2006. Total deposits increased $33.4 million or 10% from $348.1 million to $381.5 million over the same dates.

A dividend of $0.15 per share will be paid on August 15, 2006 to shareholders of record as of August 1, 2006. This represents an increase of $0.01 or 7% over the August 15, 2005 dividend of $0.14 per share. This dividend of $0.15 per share will result in total dividends of $0.44 per share during the first three quarters of 2006. The Company’s total dividend was $0.50 per share for 2005 and $0.42 per share for 2004.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission.